Exhibit 99.1

FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232
INVESTOR CONTACTS:
Michael Polyviou/ Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS SECOND QUARTER FISCAL 2008 RESULTS
INCLUDING REVENUE OF $71.5 MILLION; SKILLSOFT UPDATES
FINANCIAL TARGETS FOR FULL YEAR FISCAL 2008
INCLUDE ACQUISITION OF NETg
NASHUA, NH, AUGUST 31, 2007 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium- sized businesses, today announced financial results for its second fiscal quarter of fiscal 2008.
Fiscal 2008 Second Quarter Results
The Company reported total revenue of $71.5 million for the second quarter (ended July 31, 2007) of the fiscal year ending January 31, 2008 (fiscal 2008), which represented a 28 % increase from the $55.7 million reported in the second quarter of the fiscal year ended January 31, 2007 (fiscal 2007). The Company’s revenue in the second quarter of fiscal 2008 of $71.5 million includes incremental revenues of $10.8 million related to the amortization of acquired deferred revenue retained by the Company following the NETg acquisition. The Company’s deferred revenue at July 31, 2007 was approximately $144 million compared to approximately $110 million at July 31, 2006. The increase in deferred revenue reflects approximately $14.7 million of unamortized acquired deferred revenue in the NETg acquisition after purchase accounting adjustments. The increase in deferred revenue also reflects an increase in billing due to additional customers acquired from the NETg acquisition as well as order intake and billings for SkillSoft.
On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $12.4 million, or $0.11 per diluted share, for the fiscal 2008 second quarter. SkillSoft reported net income of $4.8 million or $0.05 per diluted share for the second quarter of fiscal 2007. The Company’s US GAAP net income results include restatement expenses of $0.4 million and $0.1 million in fiscal 2008 and 2007 respectively and the following acquisition related expenses and non-cash charges :
Acquisition and integration related expenses:
•	Merger related integration costs of $8.5 million in fiscal 2008

•	Discontinued operation income net of tax of $0.5 million in fiscal 2008
Non-Cash Charges:
•	Stock based compensation expense of $1.3 million in fiscal 2008 and $1.6 million in fiscal 2007

•	Amortization of intangible assets of $5.5 million in fiscal 2008 and $2.1 million in fiscal 2007

•	Amortization of deferred financing costs of $0.2 million in fiscal 2008

•	Non-cash benefit for income tax of $11.5 million in fiscal 2008
“We are focused on the integration of NETg into SkillSoft’s operations, and are confident that we can meet the cost synergy goals we set for ourselves to maximize NETg’s contribution to SkillSoft’s bottom line,” commented Chuck Moran, President and Chief Executive Officer. “In fiscal 2008, we will be working with NETg customers to ensure an orderly transition as well as incurring costs to integrate NETg into SkillSoft operational processes to normalize the business as quickly as possible. We will also incur costs to stabilize NETg operations that we are dependent on, in the short term, until the business integration is completed which we expect to substantially accomplish in twelve months.”
Gross margin remained at 85% for the Company’s fiscal 2008 second quarter, compared to 85% for its fiscal 2007 second quarter. The gross margins for the second quarter of fiscal 2007 reflects the amortization of intangible assets related to acquired technology and capitalized software development costs of $1.7 million which was previously recorded within operating expense under the caption “amortization of intangible assets” and reclassified to cost of revenues to conform with current period presentation. The technology and content intangible asset amortization reduced the fiscal 2008 second quarter’s gross margin 2% as compared to reducing gross margin 3% for the fiscal 2007 second quarter. In the fiscal 2008 second quarter we incurred additional hosting platform maintenance and royalty expenses to support the acquired NETg customer base as well as incremental expenses relating to transitioning acquired NETg customer contracted hosted platforms and product obligations assumed in the acquisition. These incremental hosting and infrastructure expenses will largely be incurred over the next four quarters with lower levels for two additional quarters until these customer hosting transitions are complete. The gross margin percentage is impacted mainly by the mix of royalty-bearing content and SkillSoft hosting capacity needed to meet our existing and new customer solution requirements
Research and development expense increased to $11.4 million in the fiscal 2008 second quarter from $9.9 million in the fiscal 2007 second quarter. This increase was primarily due to expenses related to supporting acquired customer contracts and product obligations assumed in the acquisition as compared to the fiscal 2007 second quarter. It is anticipated that there will be additional research and development expenses in subsequent quarters for content outsourcing, software outsourcing and additional personnel that will bring the total research and development expenses to a range of $28.4 to $30.4 million for the second half of fiscal 2008.
Sales and marketing expenses increased to $23.7 million in the fiscal 2008 second quarter from $23.1 million in the fiscal 2007 second quarter. This increase was primarily due to manpower additions which included additions to direct sales, tele-sales, field support and additional marketing expenses to support the increased customer base as a result of the NETg acquisition. It is anticipated that continued investments in sales distribution, field support and marketing is required to support the increased customer base and growth initiatives to bring the total sales and marketing expenses to a range of $54.7 to $57.7 million for the second half of fiscal 2008.
General and administrative expenses increased to $9.0 million in the fiscal 2008 second quarter compared to $6.8 million in the fiscal 2007 second quarter. This increase includes approximately $0.5 million of consulting expense related to the NETg acquisition. The remainder of the increase was primarily due to additional personnel, contractors and professional services required to support the increase in customer contracts and transition activities from the NETg acquisition compared to the fiscal 2007 second quarter. It is anticipated that continued investments in headcount and services are required to support the increased customer base and growth initiatives to bring the total general and administrative expenses to a range of $16.4 to $18.4 million for the second half of fiscal 2008.

Operating expenses for the fiscal 2008 second quarter include approximately $1.3 million of stock-based compensation expense. For the fiscal 2008 second quarter, the Cost of Revenue, Research and Development expense, Sales and Marketing expense, and General and Administrative expense include approximately $48,000, $200,000, $400,000 and $600,000 of stock-based compensation expense, respectively. Operating expenses for the fiscal 2007 second quarter include approximately $1.6 million of stock-based compensation expense. For the fiscal 2007 second quarter, the Cost of Revenue, Research and Development expense, Sales and Marketing expense, and General and Administrative expense include approximately $11,000, $300,000, $600,000 and $700,000 of stock-based compensation expense, respectively.
As part of the SEC’s investigation into the historical financial statements of SmartForce prior to its merger with SkillSoft, the SEC is also reviewing SmartForce’s option granting practices prior to the merger. The restatement charges relating to the ongoing SEC investigation of $0.4 million in the fiscal 2008 second quarter included expenses incurred as part of this options review, and the restatement charges of $0.1 million in the fiscal 2007 second quarter related solely to the SEC’s investigation regarding the restatement of the historical financial statements of SmartForce. In the second quarter, the staff of the Securities and Exchange Commission informed SkillSoft that the Commission will take no action against it in connection with the resolution of the SEC’s investigation into SkillSoft’s restatement of SmartForce PLC financial statements issued prior to the merger between SmartForce and SkillSoft in September 2002. The SEC announced settlements in connection with its restatement investigation with three former SmartForce officers and Ernst & Young, Chartered Accountants. The SEC’s findings in connection with the settlements relate solely to the financial statements of SmartForce prior to the merger with SkillSoft. The SEC staff has not closed an informal investigation concerning option granting practices at SmartForce prior to the merger for the period beginning April 12, 1996 through July 12, 2002.
Merger related integration expenses for the quarter ending July 31, 2007 were $8.5 million, with compensation and benefits costs of transition employees representing 70% of the cost, and the remaining 30% primarily relating to services, travel and administrative costs associated with transitioning the NETg business over to SkillSoft operations and meeting NETg customer obligations. Merger integration expenses will largely be incurred over the next four quarters with lower levels for two additional quarters until these customer obligations are complete and the NETg business is fully integrated into SkillSoft operations. The amount of merger related integration expenses are expected to decline from the quarter ending July 31, 2007 over subsequent quarters as different phases of the transition are completed.
Additionally, certain NETg businesses acquired by SkillSoft will not be retained. These results of operations of these businesses to be disposed are reported as discontinued operations, net of tax in the second quarter of fiscal 2008.
For the six month period ended July 31, 2007, the Company’s effective cash tax rate from continuing operations is approximately 9.0% as compared to 4.7% for the six months ended July 31, 2006. The increase in the current year cash tax provision is primarily due to geographic distribution of earnings throughout the United States
For the six month period ended July 31, 2007, the Company’s effective non-cash tax benefit is approximately $9.2 million or (81.9%) from continuing operations. Included in the non-cash tax benefit is approximately $25 million from the reduction in the Company’s deferred tax valuation allowance. The aforementioned benefit is offset by non-cash tax adjustments required as a result of the purchase accounting for the NETg acquisition.

SkillSoft had approximately $61.6 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of July 31, 2007 as compared to $127.8 million as of January 31, 2007. This decrease primarily reflects cash used of $279 million in connection with the NETg acquisition. This decrease was partially offset by cash provided by operations of $7.0 million, net borrowings under long-term debt of $195 million, proceeds from the excise of stock options and employee stock purchase activity of $9.2 million and $38 million of investment maturities.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2008 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 12 days in the fiscal 2008 second quarter as compared to 7 days in the year ago period and 11 days in the first quarter of fiscal 2008. On a gross basis, which considers all items billed as receivables, DSOs were 92 days in the fiscal 2008 second quarter compared to 79 days in the year ago quarter and 81 days in the first quarter of fiscal 2008.
SkillSoft’s balance sheet as of July 31, 2007 was impacted by the NETg acquisition and the release of the valuation allowance. Highlights of some of the major changes are as follows, cash reduction of approximately $79 million to partially fund the acquisition of NETg, accounts receivable increase of approximately $32 million, assets held available for sale of approximately $14 million which refer to NETg Press, Interact Now, Financial Campus and WAVE businesses, goodwill increase of approximately $221 million, acquired net intangible assets of approximately $44 million, accrued expense increase of approximately $43 million, comprised of professional fees, leases, severance , stay bonus, royalty, compensation and benefits, deferred revenue increase of $25.5 million and current and long term debt of a combined $200 million.
FISCAL 2008 OUTLOOK
Based on the reported performance for the first half of fiscal 2008 and including the impact of the NETg acquisition for the second half of fiscal 2008, the Company is adjusting its full year fiscal 2008 revenue and earnings targets. The Company is providing the following guidance for the fiscal year ending January 31, 2008:
•	Revenue is expected to be in the range of $272.0 million to $280.0 million compared to the previously targeted range of $234.0 million to $242.0 million.

•	GAAP net income is expected to be in the range of $20.5 million to $23.0 million, or $0.19 to $0.21 per basic and diluted share compared to the previously targeted range of $31.0 million to $35.0 million, or $0.30 to $0.33 per basic and diluted share.

•	Our GAAP outlook includes restatement expenses of $1.4 to $1.6 million, merger related integration costs of $12.0 to $13.0 million, and non-cash items consisting of stock based compensation expense of $5.0 to $6.0 million, amortization of intangible assets of $15.5 to 17.5 million, deferred financing costs of $0.5 to $0.8 million and non-cash benefit for income tax of $6.9 to 8.1 million
A projected revenue reconciliation using NETg’s audited recorded revenue in 2006 (SkillSoft fiscal 2007) of approximately $149 million, as a revenue baseline, compared to NETg’s target contribution to

SkillSoft revenue in fiscal 2008 of approximately $38.0 million includes the following $111 million of revenue reduction adjustments:
•	Deferred revenue reduction to goodwill due to purchase accounting of approximately $22.0 million

•	Non-renewal of NETg contracts of approximately $5.0 million

•	Reseller contract consolidation and reduction of approximately $17.0 million

•	Custom business recorded on a net basis of approximately $7.0 million

•	Third party content product line reduction of approximately $6.0 million

•	Business overlap and realignment of approximately $10.0 million

•	Revenue not reflected on SkillSoft’s books for the first 3.5 months of the fiscal 2008 year of approximately $28.0 million

•	Revenue netted in discontinued operations relating to NETg Press, Interact Now, Financial Campus and WAVE businesses of approximately $16 million.
The Company’s operating model, subsequent to the NETg acquisition, on a normalized quarterly basis expects gross margin to be 85% to 86% of revenue, which includes amortization of capitalized software development costs and content. Research and development expenses, for the second half of fiscal 2008, are expected to be in the range of $28.4.0 to $30.4 million, of which $0.4 to $0.6 million of this range is stock-based compensation. Sales and marketing expenses, for the second half of fiscal 2008, are expected to be in the range of $54.7 to $57.7 million, of which $0.8 to $1.0 million of this range is stock-based compensation. General and administrative expenses, for the second half of fiscal 2008, are expected to be in the range of $16.4 to $18.4 million, of which $1.4 to $1.6 million of this range is stock-based compensation. Amortization of intangible assets is expected to be approximately $9.5 to $10.5 million for the second half of fiscal 2008. The provision for income taxes is expected to be approximately 111% to 135% of net income of which 8% to 10% is the targeted effective cash tax range for the second half of fiscal 2008.. Interest income is expected in the range of $0.6 to $1.0 million for the second half of fiscal 2008. Interest expense is expected to be in the range of $8.0 to $9.0 million for the second half of fiscal 2008. Additionally, capital expenditures are expected to be in the range of $4.0 to $5.0 million for the second half of fiscal 2008.
As a reminder, the cash consideration to purchase NETg was financed through available cash balances and bank financing from Credit Suisse of approximately $200 million. The bank financing facility is a six year term loan, with no prepayment penalty and carrying an interest rate of LIBOR plus 2.75. The interest expense associated with the term loan is expected to be approximately $12.0 to $12.5 million for fiscal 2008 which covers the period from May 15, 2007 to January 31, 2008. The Company has also entered into an 80% hedge contract ($160 million) to limit its exposure to possible LIBOR fluctuations at a rate of 5.1015%. An important leverage covenant included in the Credit agreement is calculated by taking operating profit and adding back depreciation, amortization, stock-based compensation, discontinued operations, restatement and restructuring to arrive at an adjusted EBITDA value to compute a debt leverage ratio. The adjusted EBITDA targeted range for fiscal 2008 is expected to be $65.0 to $75.0 million which equates to a debt leverage ratio of 2.7 to 3.1.
Additionally, looking forward, the combined company’s target long-term operating model is 85% to 87% gross margin, 14% to 16% for product development, 32% to 35% for sales and marketing, 8% to 10 % for G&A to achieve a 25% to 30% operating profit. We would target annual revenue growth to be 7.5% to 15%.

The Company’s projected net income in fiscal 2008 (including the second half of fiscal 2008) does not reflect any foreign exchange gains or losses. The fiscal 2008 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges (excluding the NETg acquisition), or the potential impact of any future acquisitions or divestitures ( excluding the NETg acquisition), including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction ( excluding the NETg acquisition). The outlook also does not take into account the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company’s EPS outlook.
SkillSoft is presenting projected net income (for both fiscal 2008 and the second half of fiscal 2008) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2008.
Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com following our earnings call.
Conference Call
In conjunction with the release, management will conduct a conference call on Friday, August 31, 2007 at 8:30 a.m. EST to discuss the Company’s second quarter fiscal 2008 operating results and fiscal 2008 and fiscal 2009 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EST on August 31, 2007 until 11:59 p.m. EST on September 7, 2007. The replay number is (973) 341-3080, passcode: 8526861. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (Nasdaq: SKIL) is a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables companies to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop and compliance courseware collections, as well as complementary content assets such as SkillSim(TM) simulations, KnowledgeCenter(TM) portals and online mentoring services. The Books24x7(R) division offers online access to more than 10,000 unabridged IT and business books in its Referenceware(R) collections, as well as book summaries, executive reports and best practices. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) virtual classroom, SkillView(R) competency management software and the Enterprise Learning Connection Suite(TM), a set of platform-neutral modules that can be used to create learning programs tailored to business needs.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include challenges in integrating the operations of NETg, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of August 31, 2007. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31		July 31
	2007	2006	2007	2006

Revenues	$71,469	$55,734	$128,609	$110,387
Cost of revenues — amortization of capitalized software development costs and content	1,744	1,732	1,942	3,463
Cost of revenues — other	8,718	6,665	15,546	13,116

Gross profit	61,007	47,337	111,121	93,808

Operating expenses:
Research and development	11,364	9,901	21,605	19,866
Selling and marketing	23,714	23,136	46,262	46,392
General and administrative	8,998	6,846	16,126	14,127
Amortization of intangible assets	3,741	411	4,320	828
Merger and intergration related expenses	8,493	—	8,528	—
Restatement — SEC investigation	351	69	1,223	321

Total operating expenses	56,661	40,363	98,064	81,534

Other (expense) / income, net	(251)	(41)	(383)	(31)
Interest income	728	1,069	2,336	1,874
Interest expense	(3,762)	(70)	(3,814)	(136)

Discontinued operations, net of tax	524	—	524	—

Income before provision for income taxes	1,585	7,932	11,720	13,981

Provision for income taxes — cash	236	415	1,007	657
Benefit for income taxes — non-cash	(11,039)	2,692	(9,164)	4,446

Net income	$12,388	$4,825	$19,877	$8,878

Net income, per share, basic	$0.12	$0.05	$0.19	$0.09

Basic weighted average common shares outstanding	104,400,895	101,524,912	103,848,299	101,285,185

Net income, per share, diluted	$0.11	$0.05	$0.18	$0.09

Diluted weighted average common shares outstanding	108,423,593	104,050,160	107,739,609	103,460,319

______________ (1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$48	$11	$65	$17
Research and development	225	284	433	667
Selling and marketing	369	608	867	1,377
General and administrative	631	680	1,264	1,253

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31, 2007	January 31, 2007
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$57,592	$104,117
Restricted cash	4,009	20,095
Accounts receivable, net	86,250	94,343
Prepaid acquisition costs	—	2,881
Assets available for sale	8,007	—
Prepaid expenses and other current assets	21,749	22,215

Total current assets	177,607	243,651

Property and equipment, net	9,038	9,672
Goodwill	304,007	83,171
Acquired intangible assets, net	40,285	2,638
Long-term investments	—	3,598
Deferred tax assets	56,183	159
Other assets	6,069	81

Total assets	$593,189	$342,970

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$3,553	$3,327
Accrued expenses	74,660	53,297
Liabilities available for sale	1,838	—
Deferred revenue	143,720	146,012

Total current liabilities	223,771	202,636

Total long-term liabilities	200,507	2,405

Total stockholders’ equity	168,911	137,929

Total liabilities and stockholders’ equity	$593,189	$342,970

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31
	2007	2006
Cash flows from operating activities:

Net income	$19,877	$8,878
Adjustments to reconcile net income to net cash provided by operating activities—
Stock-based compensation	2,629	3,314
Depreciation and amortization	4,009	3,032
Amortization of acquired intangibles and FAS 86 assets	6,263	4,291
Provision for bad debts	54	(363)
Amortization of debt acquistion cost	226	—
Provision for income taxes — non-cash	15,956	4,446
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	41,818	38,802
Deferred tax asset	(25,117)	—
Prepaid expenses and other current assets	(303)	5,867
Accounts payable	(50)	(1,150)
Accrued expenses	(27,876)	(12,642)
Deferred revenue	(30,463)	(28,156)

Net cash provided by operating activities	7,023	26,319

Cash flows from investing activities:

Purchases of property and equipment	1,341	(2,855)
Cash used in purchase of business, net of cash acquired	(278,923)	—
Purchases of investments	(1,000)	(53,484)
Maturity of investments	37,973	22,245
Sale of investments	—	—
Release of restricted cash	16,090	—
Other assets	(622)	316

Net cash provided by / (used in) investing activities	(225,141)	(33,778)

Cash flows from financing activities:

Borrowings under long-term debt	200,000	—
Debt acquisition costs	(5,246)	—
Exercise of stock options	8,122	1,301
Proceeds from employee stock purchase plan	1,088	1,703

Net cash provided by financing activities	203,964	3,004

Effect of exchange rate changes on cash and cash equivalents	1,097	490

Net increase in cash and cash equivalents	(13,057)	(3,965)
Cash and cash equivalents, beginning of period	48,612	51,937

Cash and cash equivalents, end of period	$35,555	$47,972